Exhibit 10.5

Executive Retention and Severance Agreement

This Executive Retention and Severance Agreement (the “Agreement”) is made and entered into as of February 24, 2003 (the “Effective Date”), by and between Fresh Del Monte Produce Inc., (the “Company”) and Hani El-Naffy (the “Executive”).

RECITALS

The following statements are true and correct:

As of the Effective Date, the Executive serves the Company as its President and Chief Operating Officer and Board Member (Director).

The purpose of this Agreement is (i) to encourage Executive to remain in the employ of the Company, presently as its President and Chief Operating Officer and Board Member (Director) and to continue to devote Executive’s full attention to the success of the Company and (ii) to provide specified benefits to Executive in the event of a Termination Upon Change of Control or a Termination (Without Cause) in Absence of Change of Control, as such terms are defined in this Agreement.

Executive also acknowledges he is employed by the Company in a confidential relationship wherein Executive, in the course of his employment with the Company, has and will continue to become familiar with and aware of information as to the Company’s specific manner of doing business, including the processes, techniques and trade secrets utilized by the Company and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Company. This information is a trade secret and constitutes the valuable goodwill of the Company. The Company desires that Employee maintain the confidentiality of this information.

Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

1. Termination Upon Change of Control.

In the event of Executive’s Termination Upon a Change of Control, provided that Executive complies with the provisions of this Agreement, Executive shall receive the following payments and benefits:

1.1 Accrued Salary and Vacation, and Benefits. Executive shall receive all salary and accrued vacation (less applicable withholding) earned through the conclusion of the transition period (or termination date if there is no transition period requested by the Company), and the benefits, if any, under Company benefit plans to which Executive may be entitled pursuant to the terms of such plans. The Company shall pay 100% of the Executive’s medical premiums for the same or reasonably equivalent medical coverage he had on the date of his termination for a period until Executive becomes eligible for medical insurance coverage at a new employer or until his own and his spouse’s death if Executive is not able to or did not secure employment where reasonably equivalent medical coverage he had on the date of his termination has been provided.

1.2 Cash Severance Payment. Executive shall receive a lump sum payment equal to the sum of (A) three (3) times annual base salary plus (B) the lower of $7,000,000 (Seven Million US Dollars) or three (3) times the average annual cash bonus paid in respect to the immediate past three (3) fiscal years, paid within five (5) business days after the conclusion of the transition period (or after the termination date if there is no transition period requested by the Company). The above referenced cash severance payment shall be “grossed-up” such that taxes customarily due shall be paid by the Company.

1.3 Cash Bonus Payment. Executive shall receive a payment in an amount equal to a pro rata portion of Executive’s bonus through the quarter period that Executive is employed by the Company during such year. Calculation of bonus will be based on the corresponding results of earnings through the full quarter period during which Executive is terminated (even if Executive was not employed through the full quarter period when termination occurred). The Cash Bonus Payment, if any, shall be paid in a lump sum within 90 days after the end of the quarter period in which Executive’s termination date occurs. Payments under this section shall be less applicable withholding.

The Severance Payment and benefits provided for in this Section 1 shall be in lieu of any other severance or termination pay, compensation or payment to which the Executive may be entitled under any Company severance or termination plan, program, practice or arrangement.

2. Termination (Without Cause) in Absence of Change of Control.

In the event of Executive’s Termination in Absence of a Change of Control, and without cause, provided that Executive complies with the provisions of this Agreement and performs the transition services that the Company may request, Executive shall receive the following payments and benefits:

2.1 Basic Severance Compensation. Executive shall receive all salary and accrued vacation (less applicable withholding) earned through the conclusion of the transition period (or termination date if there is no transition period requested by the Company), and the benefits, if any, under Company benefit plans to which Executive may be entitled pursuant to the terms of such plans. In addition, the Company shall pay 100% of the Executive’s medical premiums for the same or reasonably equivalent medical coverage he had on the date of his termination for a period until Executive becomes eligible for medical insurance coverage at a new employer or until his own and his spouse’s death if Executive is not able to or did not secure employment where reasonably equivalent medical coverage he had on the date of his termination has been provided.

2.2 Cash Severance Payment. Executive shall receive a lump sum payment equal to the sum of (A) two (2) times annual base salary plus (B) the lower of $3,000,000 (Three Million US Dollars) or two (2) times the average annual cash bonus paid in respect to the immediate past three full fiscal years, paid within five (5) business days after the conclusion of the transition period (or after the termination date if there is no transition period requested by the Company). The above referenced cash severance payment shall be “grossed-up” such that taxes customarily due shall be paid by the Company.

2.3 Cash Bonus Payment. Executive shall receive a payment in an amount equal to a pro rata portion of Executive’s bonus through the quarter period that Executive is employed by the Company during such year. Calculation of bonus will be based on the corresponding results of earnings through the full quarter period during which Executive is terminated (even if Executive was not employed through the full quarter period when termination occurred). The Cash Bonus Payment, if any, shall be paid in a lump sum within 90 days after the end of the quarter period in which Executive’s termination date occurs. Payments under this section shall be less applicable withholding.

The Severance Payment and benefits provided for in this Section 2 shall be in lieu of any other severance or termination pay, compensation or payment to which the Executive may be entitled under any Company severance or termination plan, program, practice or arrangement.

3. Termination With Cause.

In the event of Executive’s termination with cause, the Company shall not be obligated to make any severance payments, or provide any severance benefits.

4. Definitions.

Terms used in this Agreement shall have the meanings set forth in this Section 3.

4.1 “Cause” means (a) Executive’s willful and continued failure to perform substantially his duties with the Company (other than any such failure resulting from incapacity due to documented physical or mental illness) and specifically excluding any failure by Executive, after reasonable efforts to meet performance expectations, for thirty (30) days after a written demand for substantial performance is delivered to Executive by the incumbent Chairman of the Board which specifically identifies the manner in which the Chairman (of the Board) believes that Executive has not adequately performed his duties, or (b) a material, willful breach committed in bad faith of the Company’s Code of Conduct and Business Ethics policy, or (c) indictment or conviction of a felony based upon a crime. For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered as “willful” unless it is done, or omitted to be done, by Executive in bad faith without reasonable belief that Executive’s action or omission was in the best interests of the Company.

4.2 “Change of Control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than IAT Group, Inc., a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities; (b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect), unless at least fifty (50%) percent of the combined voting power of the voting securities of the entity acquiring those assets is held by persons who held the voting securities of the Company immediate prior to such transaction or series of transactions; (d) there occurs a change in the composition of the Board of Directors of the Company as of change of control date and within a two-year period therefrom, as a result of which fewer than a majority of the directors are Incumbent Directors; (e) the dissolution or liquidation of the Company, unless after such liquidation or dissolution all or substantially all of the assets of the Company are held in an entity at least fifty (50%) percent of the combined voting power of the voting securities of which is held by persons who held the voting securities of the Company immediately prior to such liquidation or dissolution; (f) when the incumbent Chairman ceases to occupy the position of Chairman of the Board; or (g) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

4.3 “Company” means Fresh Del Monte Produce Inc., any successor thereto and, following a Change of Control, any successor or owner of substantially all the business and/or assets of Fresh Del Monte Produce Inc.

4.4 “Good Reason” means the occurrence of any of the following conditions, without Executive’s consent and which condition is not cured by the Company within thirty (30) days after notice by Executive specifying the condition: (a) a reduction or change by the Company of Executive’s status, title, duties, responsibilities, authority or reporting relationship such that Executive no longer serves in a substantive, senior executive role for the Company comparable in stature to Executive’s current role as of date of execution of this agreement, or no longer reports to the incumbent Chairman and Chief Executive Officer of the Company or a reduction or change in the composition of executives reporting to him, all of which, in the Executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities, authority or reporting relationship; (b) a reduction in Executive’s base salary or the reduction of the percentage basis of his annual bonus payment, provided that a reduction in base salary that is the result of a general reduction in salary in an amount similar to reductions for other similarly situated Company executives shall not constitute “Good Reason”; (c) a reduction in benefits (other than future option grants), provided that a reduction in benefits that is the result of a general reduction in benefits in an amount similar to reductions for other similarly situated Company employees shall not constitute “Good Reason”; (d) the Company’s requiring Executive to be based at any office or location more than 50 miles from the Company’s headquarters in Coral Gables, Florida; (e) a material breach by the Company of the terms of this Agreement.

4.5 “Disability” means the inability to engage in the performance of Executive’s duties by reason of a physical or mental impairment which constitutes a permanent and total disability in the documented opinion of a qualified physician.

4.6 “Incumbent Director” means a director who either (1) is a director of the Company as of the Effective Date, or (2) is elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but (3) was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

4.7 “Termination (Without Cause) in Absence of Change of Control” means: a) any termination of employment of Executive by the Company without Cause (i) that occurs prior to the date that the Company first publicly announces it has entered into a definitive agreement or that the Company’s board of directors has endorsed a tender offer for the Company’s stock that in either case if consummated would result in a Change of Control (even though consummation is subject to approval or requisite tender by the Company’s stockholders and other conditions and contingencies), (ii) that occurs after the Company announces that any definitive agreement or tender offer referred to in clause (i) has been terminated and before it announces it has entered into another such definitive agreement or the board has endorsed another tender offer , or (iii) that occurs more than twelve (12) months following the consummation of any transaction or series of related transactions that result in a Change of Control; or (b) any resignation by Executive based on “Good Reason” that occurs within one-hundred and eighty (180) days following the occurrence of one of the conditions that constitutes “Good Reason”, but only where such “Good Reason” occurs: (i) prior to the date that the Company first publicly announces it has entered into a definitive agreement or that the Company’s board of directors has endorsed a tender offer for the Company’s stock that if consummated would result in a Change of Control (even though consummation is subject to approval or requisite tender by the Company’s stockholders and other conditions and contingencies), (ii) after the Company announces that any definitive agreement or tender offer referred to in clause (i) has been terminated and before it announces it has entered into another such definitive agreement or the board has endorsed another tender offer, (iii) more than twelve (12) months following the consummation of any transaction or series of related transactions that result in a Change of Control; or (iv) at any other time in Executive’s employment.

Notwithstanding anything to the contrary herein, the term “Termination (Without Cause) in Absence of Change of Control” shall not include termination of the employment of Executive (1) by the Company for Cause; (2) as a result of the voluntary termination of employment by Executive for reasons other than “Good Reason”; or (3) that is a “Termination Upon a Change of Control.”

4.8 “Termination Upon Change of Control” means (a) any termination of the employment of Executive by the Company without Cause during the period commencing on or after the date that the Company first publicly announces that it has signed a definitive agreement or that the Company’s board of directors has endorsed a tender offer for the Company’s stock that in either case when consummated would result in a Change of Control (even though consummation is subject to approval or requisite tender by the Company’s stockholders and other conditions and contingencies) and ending at the earlier of the date on which the Company publicly announces that such definitive agreement or tender offer has been terminated without a Change of Control or on the date which is twelve (12) months following the consummation of any transaction or series of transactions that results in a Change of Control; or (b) any resignation by Executive based on “Good Reason” where (i) such Diminution of Responsibilities occurs during the period commencing on or after the date that the Company first publicly announces that it has signed a definitive agreement that when consummated would result in a Change of Control (even though consummation is subject to approval or requisite tender by the Company’s stockholders and other conditions and contingencies) and ending on the date which is twelve (12) months following the consummation of the transaction or series of transactions that results in the Change of Control, and (ii) such resignation occurs within one-hundred and eighty (180) days following such “Good Reason” or (c) as stated in Section 4.2.

Notwithstanding anything to the contrary herein, the term “Termination Upon Change of Control” shall not include any termination of the employment of Executive (1) by the Company for Cause; (2) as a result of the voluntary termination of employment by Executive other than for “Good Reason; or (3) that is a “Termination (Without Cause) in Absence of Change of Control.”

5. Excise Tax.

5.1 Reimbursement of Excise Tax. If, due to the benefits provided under this Agreement, Executive is subject to any excise tax due to characterization of any amount payable hereunder as excess parachute payments pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended ( the “Code”), the Company will “gross-up” the amount payable to Executive (including gross-ups for additional income and excise taxes) such that the net amount realizable by Executive is the same as if there were no such excise taxes or income taxes.

5.2 Determination by Independent Public Accountants. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by independent public accountants agreed to by the Company and the Executive, (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required determinations. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with the services contemplated by this Section 5.

6. No Other Benefits; Release; Transition Period; Termination Under Other Circumstances.

6.1 No Other Benefits Payable. Executive shall be entitled to no other compensation, benefits, or other payments from the Company as a result of any termination of employment other than benefits as defined in this agreement.

6.2 Release of Claims. The Company’s payment of the cash severance, cash bonuses, accelerated vesting of stock awards, and other benefits within this Agreement will be conditioned upon the delivery by Executive of a signed, non-revocable, general release of known and unknown claims Executive may have against the Company in a form satisfactory to the Company.

6.3 Transition Period. In the event of Executive’s Termination Upon a Change of Control or Termination (Without Cause) in Absence of a Change of Control, the Company shall have the right exercisable by notice to Executive given at any time prior to ten (10) days after the effective date of such termination to request that Executive remain employed by the Company for such period following such termination as the Company may elect, but in no event longer than 180 days following the effective date of such termination. Executive has the option to agree or decline to such transition period (by giving notice to the Company within five (5) days after the Company’s notice to Executive), then during such period that Executive agrees to stay, Executive shall remain a full time employee of the Company at the rate of compensation and with the same benefits as in effect on the date of his termination, shall perform such duties consistent with his prior responsibilities as the Company shall reasonably request, including services designed to transition his duties and responsibilities to one or more replacements, and at the conclusion of the transition period shall receive the benefits provided in this Agreement as the case may be. If the Company requests a transition period as provided above and Executive does not agree to it, Executive shall receive the benefit of Section 1 or 2 (computed through the date of termination). The Company need not request a transition period, in which case Executive shall receive the benefit of Section 1 or Section 2, as the case may be, and the other provisions of this Agreement based on the date of actual termination. The Company shall have the right at any time to terminate Executive during the transition period, in which case Executive shall be entitled to the benefits of Section 1 or Section 2, as the case may be. Executive shall have the right to terminate his employment at any time during the transition period. In the case of Executive’s death or Disability during the transition period, he shall be deemed to have completed the transition period service for the full period requested.

6.4 Termination Under Other Circumstances. In the event of Executive’s termination for Cause, or any resignation by Executive that does not constitute a Termination Upon a Change of Control as referred to in Section 1 or a Termination (Without Cause) in Absence of Change of Control as referred to in Section 2, the Company’s sole financial obligations to Executive shall be to pay to Executive all salary, cash bonus and accrued vacation (less applicable withholding) earned through the effective date of Executive’s termination or resignation, to honor Executive’s vested options (if any), and to provide the benefits, if any, under the Company’s benefit plans to which Executive may be entitled pursuant to the terms of such plans. In the event of a termination of Executive’s employment (1) by the Company as a result of the Disability of Executive or (2) as a result of the death of Executive, Executive (or Executive’s estate) shall be entitled to the benefits of Section 2.

7. Proprietary and Confidential Information.

Executive agrees to continue to abide by the terms and conditions of the Company’s general policies regarding confidentiality and/or proprietary rights. The Executive further agrees that he will not, at any time during and after his employment, make use of or divulge to any person, firm or corporation, any trade or business secret, process, method or means, or any confidential information concerning the business or policies of the Company, which he may have learned in connection with his employment. For purposes of this Agreement, a “trade or business secret, process, method or means, or any other confidential information” shall mean and include written information treated as confidential or a trade secret by the Company. The Executive’s obligation under this Section 7 shall not apply to any information which is known publicly; is in the public domain or hereafter enters the public domain without the fault of the Executive.

8. Agreement Not to Solicit.

If Company performs its obligations to deliver the severance payments and benefits set forth in Sections 1 or 2 of this Agreement, then for a period of two (2) years after Executive’s termination of employment, Executive will not solicit or seek to induce any employee, distributor, vendor, representative or customer of the Company to discontinue that person’s or entity’s relationship with or to the Company.

9. Nondisparagement.

The Executive agrees not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or its shareholders unless giving truthful testimony under subpoena.

10. Conflict in Benefits.

This Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding Executive’s severance and shall be the exclusive agreement for the determination of any compensation or payment due to Executive from Company as a result of Executive’s Termination upon Change of Control or Termination (Without Cause) in Absence of Change of Control. In the event of any conflict in the benefits due, the provisions of this Agreement shall control.

11. Miscellaneous.

11.1 Successors of the Company. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. In the event of a Change in Control in which the options granted by the Company to Executive cannot be assumed by the successor or assign, Company shall give Executive reasonable advance notice of such Change in Control, and all options granted by the Company to Executive shall vest and become exercisable prior to such Change in Control, and Company shall allow Executive a reasonable opportunity to exercise such options prior to such Change in Control.

11.2 Modification of Agreement. This Agreement may be modified, amended or superceded only by a written agreement signed by Executive and the Chairman or an authorized member of the Board of Directors of the Company.

11.3 Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Florida with exclusive venue for any action being a Court of Competent jurisdiction in Miami-Dade County, Florida.

11.4 No Employment Agreement. This is not a contract of employment or employment agreement. Executive acknowledges and understands that his employment with the Company is and shall remain at-will and can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law. Nothing in this Agreement is intended to alter Executive’s at-will employment status or obligate the Company to continue to employ Executive for any specific period of time, or in any specific role or geographic location.

11.5 Indemnification. In the event Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Executive), by reason of the fact that he was properly performing services for the Company, then the Company shall indemnify Executive against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith. In the event that both Executive and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Executive agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all reasonable attorneys’ fees and reasonable expenses of such separate counsel.

11.6 Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:

Fresh Del Monte Produce, Inc.
c/o Del Monte Fresh Produce Company
241 Sevilla Avenue
Coral Gables, Florida 33134
Attention: Bruce Jordan, Esquire

To the Executive:

Hani El-Naffy
1643 Brickell Avenue, Apt. 4102
Miami, FL 33129

Notice shall be deemed given and effective on the earlier of three days after the deposit in the US mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change.

11.7 Dispute Resolution. Neither party shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within two weeks after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation. The parties agree to submit the matter to a neutral mediator (chosen by both parties) in Miami-Dade County within two weeks of any party’s demand for mediation. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and any unresolved dispute or controversy arising under or in connection with this Agreement may be submitted to a court of competent jurisdiction within Miami-Dade County, Florida. The Company shall bear the costs of the mediator and any other legal costs incurred, including Executive’s legal fees.

11.8 Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

EXECUTIVE	FRESH DEL MONTE PRODUCE INC.

/s/ Hani El-Naffy	By:	/s/ Mohammad Abu-Ghazaleh
Hani El-Naffy	Name:	Mohammad Abu-Ghazaleh
	Title:	Chairman and CEO